EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Omnibus Incentive Plan, as amended, of Inovio Pharmaceuticals, Inc. of our reports dated March 12, 2019, with respect to the consolidated financial statements of Inovio Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Inovio Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
January 31, 2020